UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2020 (October 1, 2020)

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
(Exact name of Registrant as specified in its Charter)

Luxembourg	001-34354	98-0554932
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
40, avenue Monterey
L-2163 Luxembourg
Grand Duchy of Luxembourg
(Address of principal executive offices including zip code)
+352 2469 7900
(Registrant’s telephone number, including area code)
NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $1.00 par value	ASPS	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying
with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 6, 2020, Altisource Portfolio Solutions S.A. (“Altisource”) announced certain cost reduction measures to address potential impacts from the COVID-19 pandemic, including a temporary reduction of the base salary of the Chairman and Chief Executive Officer, a temporary reduction of the cash compensation of the independent members of the Board of Directors (the “Board”) and a temporary reduction in the base salary of other named executive officers, all direct reports to the Chief Executive Officer and many other employees.

On October 1, 2020, the Company’s Board of Directors approved the (i) reinstatement of compensation associated with previously disclosed reductions for the Chairman and Chief Executive Officer and other named executive officers, and (ii) adjustment of the cash compensation of the independent members of the Board of Directors to 80% of the pre-reduction cash compensation. The reinstatements are anticipated to be effective between October 1 and October 5, 2020. The Company has reinstated or anticipates reinstating by October 5, 2020 the previously disclosed compensation reductions of other direct reports to the Chief Executive Officer and other employees of the Company.

Altisource estimates that the cost reduction measures undertaken since April 2020 will reduce 2020 expenses by approximately $65 million - $75 million compared to the fourth quarter 2019 annual run rate expenses excluding (1) outside fees and services that generally decline proportionately with a decline in service referrals, (2) reimbursable expenses which are the costs associated with reimbursable revenue, (3) depreciation and amortization and (4) amortization of intangible assets.

Item 7.01 Regulation FD Disclosure.

The Company previously disclosed in its April 6, 2020 Form 8-K that it had plans to furlough or eliminate the positions of 16% of its workforce. The Company’s October 1, 2020 workforce is 15% lower than its workforce at April 6, 2020 driven by furloughs, voluntary attrition and the elimination of positions, partially offset primarily by growth in certain of the Company’s originations related businesses.

FORWARD-LOOKING STATEMENTS

This Form 8-K contains forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include all statements that are not historical fact, including statements about management’s beliefs and expectations. These statements may be identified by words such as “anticipate,” “intend,” “expect,” “may,” “could,” “should,” “would,” “plan,” “estimate,” “seek,” “believe,” “potential” and similar expressions. Forward-looking statements are based on management’s beliefs as well as assumptions made by and information currently available to management. Because such statements are based on expectations as to the future and are not statements of historical fact, actual results may differ materially from what is contemplated by the forward-looking statements. Altisource does not undertake, and expressly disclaims, any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the risks and uncertainties related to pandemics, epidemics or other force majeure events, including the COVID-19 pandemic, and associated impacts to the economy, supply chain, transportation, movement of people, availability of vendors, demand for the Company’s products or services, increased costs, recommendations or restrictions imposed by governmental entities, changes in relevant business practices undertaken or imposed by Altisource’s clients, vendors or regulators, impacts on contracts and client relationships and potential litigation exposure; the Company’s ability to retain existing customers and attract new customers and the potential for changes in Altisource’s customer relationships; various risks relating to our ability to effectively manage our regulatory and contractual obligations; the adequacy of the Company’s financial resources, including its sources of liquidity and ability to repay borrowings and comply with its Credit Agreement, including the financial and other covenants contained therein; receipt of anticipated proceeds from Front Yard Residential’s announced sale of its common stock; as well as Altisource’s ability to retain key executives or employees, general economic and market conditions, behavior of customers, suppliers and/or competitors, technological developments, governmental regulations, taxes and policies, and other risks and uncertainties detailed in the “Forward-Looking Statements,” “Risk Factors” and other sections of Altisource’s Form 10-K and other filings with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 2, 2020

Altisource Portfolio Solutions S.A.

By:	/s/ Michelle D. Esterman
Name:	Michelle D. Esterman
Title:	Chief Financial Officer